Exhibit 99.1

RockTenn Announces Senior Notes Offering

NORCROSS, Ga.--(BUSINESS WIRE)--May 14, 2009--RockTenn announced today that, in connection with its cash tender offer for up to $100 million aggregate principal amount of its 8.20% senior secured notes due August 15, 2011, it intends to offer, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, an unregistered add-on offering of $100 million aggregate principal amount of 9 1/4% Senior Notes due March 15, 2016.

The notes will be guaranteed on a senior unsecured basis by all of RockTenn’s domestic subsidiaries (the “Guarantors”) that guarantee obligations under its amended and restated credit facility. The notes will rank equally in right of payment with all of RockTenn’s existing and future unsecured senior debt and senior in right of payment to all of RockTenn’s existing and future subordinated debt. The notes will be effectively subordinated to any of RockTenn’s and the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt including all borrowings under the amended and restated credit facility. The notes will be structurally subordinated to all existing and future liabilities of RockTenn’s subsidiaries that do not issue guarantees of the notes. The notes will be treated as a single series with the existing 9 1/4% Senior Notes due 2016, except that (i) the notes will be subject to a separate registration rights agreement, (ii) cash interest will accrue on the notes from and including March 15, 2009, the most recent interest payment date for the existing notes, (iii) until the notes are registered or have otherwise become freely tradeable and the restrictive legend has been removed therefrom, the notes will have a separate CUSIP number from that of the existing notes and will not be fungible with the existing notes and (iv) the first payment of cash interest following the issue date of the notes will be September 15, 2009. The notes and the existing notes will vote as one class under the indenture governing the notes.

The net proceeds from the offering, together, if needed, with cash on hand and borrowings under RockTenn’s amended and restated credit facility, will be used to purchase a portion of RockTenn’s 8.20% senior secured notes due August 15, 2011, to pay any accrued and unpaid interest from the last interest payment date applicable to the August 2011 notes tendered, to pay all fees and expenses incurred in connection with the offering and the cash tender offer and, to the extent of any remaining proceeds, for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard, consumer and corrugated packaging and merchandising displays, with annual net sales of approximately $2.8 billion. We operate locations in the United States, Canada, Mexico, Chile and Argentina.

CONTACT:
RockTenn
John Stakel, VP-Treasurer, 678-291-7900